LICENSE AGREEMENT

      This License Agreement is entered into as of this 15 day of February, 2006 (the "Effective Date"), by and between TraceGuard Technologies Ltd., a company organized under the laws of the State of Israel, having a place of business at 6 Ravnitzki St., Petach Tikva, Israel ("Licensee") and Tracetrack Technology Ltd., a company organized under the laws of Israel, having a place of business at 94 Yigal Alon Street, Tel-Aviv, Israel ("Licensor").

      WHEREAS, Licensor is the owner of rights in the Licensed Technology (as hereinafter defined); and

      WHEREAS, Licensee wishes to obtain an exclusive license with respect to such Licensed Technology, and Licensor wishes to grant Licensee a license with respect to such Licensed Technology, all in accordance with and subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions.

      The capitalized terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below:

      "Affiliate" shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

      "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

      "Dollars" or "$" shall mean United States Dollars.

      "Fair Market Value" shall mean the fair market value as determined by a recognized appraisal or accounting firms with experience in appraising assets in similar industries mutually agreed to by Licensee and Licensor.

      "First Commercial Sale" means the first sale by Licensee or its Affiliate for use of the Product in the United States, the State of Israel or any Major Country.



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

      "Grant Amount" shall mean as defined in Section 9.1 below.

      "ISA" shall mean the Israel Security Agency or other Israeli government body serving a purpose similar thereof.

      "License" shall mean the license granted pursuant to Section 2.

      "Licensed Know-How" shall mean any know-how, discoveries, improvements, inventions (whether or not patentable) and methods, instructions, techniques, practices, procedures, data, results, processes, formulas and other information, to the extent relating to collection of traces developed, owned or controlled by Licensor or its Affiliates as of the Effective Date; and all improvements, updates, modification and enhancements to same, to the extent relating to collection of traces, developed, owned or controlled by Licensor or its Affiliates subsequent to the Effective Date.

      "Licensed Patents" shall mean (i) the Patents and/or Patent applications set forth on Exhibit A hereto, and all additions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, and any patents that issue thereon, and
(ii) any other current or future Patents of Licensor or its Affiliates to the extent relating to the Licensed Know-How. Exhibit A shall include and shall be updated from time to time to reflect inclusion of new Licensed Patents as provided under (ii) herein.

      "Major Country" shall mean any one of the following countries: Canada, Japan, Australia, India, China, Singapore and any country in the European Union.

      "Product" shall mean any product, product component and/or product supplement, device or method that comprises, contains or incorporates in any manner whatsoever, any part of the Licensed Technology.

      "Licensed Technology" shall mean, collectively, the Licensed Patents and the Licensed Know-How.

      "OCS Grants" shall mean grants received by Licensor from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade for the development of Licensed Technology, including, without limitation, pursuant to File Nos. 32181 and 28435.

      "Milestones" shall mean the milestones set forth in Section 7.2.

      "Net Sales" shall mean the gross amounts invoiced and actually received by or on behalf of Licensee and/or its Affiliates for the sale, supply or other disposition of Products; less the following: (a) credits, refunds, rebates or trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of actual rejection or return; (c) commissions (including commissions paid to sales representatives and/or agents);
(d) any royalties, lump sums or monetary awards actually paid by the Licensee as a result of the infringement by the Licensee of the rights of a third party by the manufacture, use or sale of the Products, provided and to the extent that such infringement of third party rights is the result of the infringement by the Licensed Technology; (e) any taxes or other governmental charges directly levied on the production, sale, transportation, import, export, delivery or use of a Product; and (f) invoiced outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided however, that:


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

            (i) In any transfers of Products between Licensee and its Affiliate, Net Sales shall be only the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after appropriate deductions as set forth above;

            (ii) In the event that Licensee, or its Affiliate, receives non-monetary consideration for any Products, Net Sales shall be calculated based on the Fair Market Value of such consideration; and

            (iii) In the event that Licensee or its Affiliate sells, supplies or otherwise disposes of Product not on arm's-length equivalent terms (it being acknowledged that there may be a range of prices at which Products are sold on arms-length equivalent terms depending on the circumstances of such sale), Net Sales shall be adjusted based on the Fair Market Value of such Products to reflect consideration that would have been due on arms-length equivalent terms.

      "Patent" shall mean (i) patents in any jurisdiction, (ii) patent applications in any jurisdiction, foreign equivalents, provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (iii) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

      "Regulatory Force Majeure Event" shall mean a delay to the extent caused by the TSA or ISA or similar governmental authority in any Major Country, excluding any delay to the extent caused by Licensee's acts or omissions.

      "R&D Law" shall mean the Israeli Law for the Encouragement of Research and Development in Industry (1984) and related regulations, as may be in effect from time to time.

      "Royalty Payments" shall mean payments made pursuant to Section 8.2, as defined therein.

      "Sublicensee" shall mean a person or entity that receives a sublicense of part or all of the rights granted to Licensee under the Licensed Technology as referred to in Section 6.

      "Sublicense Payments" shall mean payments made pursuant to Section 8.2, as defined therein.

      "Sublicense Proceeds" shall mean the actual cash income or other consideration actually received by Licensee or its Affiliates in consideration of any sublicense of the rights under the License, other than any sublicense from Licensee to any Affiliate, and shall not include any amounts received by Licensee or its Affiliates in respect of Net Sales. In the event that Licensee or its Affiliates receives non-monetary consideration for any sublicense of rights as aforesaid, Sublicense Proceeds shall be based on the Fair Market Value of such consideration.


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

      "TSA" shall mean the United States Transportation Security Administration or other federal body serving a purpose similar thereof.

2.    License Grant.

      2.1.  Subject  to the terms and  conditions  set forth in this  Agreement,
            Licensor hereby grants to Licensee an exclusive, worldwide, perpetual license to Licensor's rights in the Licensed Technology to make any and all uses of the Licensed Technology, including, without limitation, the right to use the Licensed Technology for research and development, to commercialize the Licensed Technology in any manner, to research, have researched, develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Products and/or provide services relating thereto, and to grant sublicenses and secondary sublicenses to third parties (the "License"). For purposes of this
            Section 2, the term "exclusive" means that Licensor shall not itself nor shall it grant licenses or rights to any third party to engage in any of the foregoing.

      2.2. For the sake of clarity, Licensor shall refrain from using the Licensed Technology in any manner whatsoever, including without limitation development, research or manufacture thereof, or from granting third party rights therein, other than pursuant to Licensee's written instructions in relation to research programs of the Product.



3.    New Technology; Improvements.

      Unless otherwise agreed to in writing by the parties with respect to certain inventions or projects, (i) unless prohibited under the terms of the OCS Grants all rights, title and interest in and to any and all improvements, developments or inventions relating to Licensed Technology or arising from the license of the Licensed Technology hereunder, that are made, arrived at or discovered solely by or on behalf of Licensee or its Affiliates, are and shall be owned solely and exclusively by Licensee; and
      (ii) all rights, title and interest in and to any and all improvements, developments or inventions relating to Licensed Technology that are made, arrived at or discovered solely by or on behalf of Licensor (if and to the extent Licensee requests Licensor to carry out same pursuant to the provisions of Section 2.2 above) shall be automatically licensed to Licensee on the terms hereof applicable to Licensed Technology. For the avoidance of doubt, (x) any technology independently developed by or on behalf of Licensee that is not based on or does not require the use of the Licensed Technology, including all rights, title and interest therein and thereto, shall be owned exclusively by Licensee, and (y) any technology independently developed by or on behalf of Licensor that is not based on or does not require the use of the Licensed Technology, including all rights, title and interest therein and thereto, shall be owned exclusively by Licensor.


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

4.    Patent Filing and Maintenance

      4.1. The parties agree that their joint policy will be to seek comprehensive patent protection for the Licensed Technology. Licensee shall be responsible for the filing, prosecution, defense and maintenance of the Licensed Patents as from the Effective Date, including payment of all applicable costs and fees in connection therewith. Licensor shall execute all documents and perform such other acts as Licensee may reasonably request from time to time in connection with the filing, prosecution, defense and maintenance of the Licensed Patents.

      4.2. Licensee shall deliver to Licensor copies of all documentation relating to the filing, maintenance or prosecution of the Licensed Patents.

      4.3. Should Licensee decide not to file, maintain, prosecute and defend the rights under the Licensed Patents as set forth in Section 4.1 above in Israel, the United States or any Major Country (the "Excluded Country") and such decision shall cause Licensor to lose the ability to file, maintain, prosecute or defend the rights of the Licensed Patents at a later date, it shall notify Licensor in writing no less than One hundred and twenty (120) days prior to the last applicable date (the "Last Date") and Licensor shall be entitled to enforce such rights at its own expense and for its own benefit in such Excluded Country, provided however that Licensor shall have rendered Licensee notice of its intention to do so no less than sixty (60) days prior to the Last Date, during which Licensee shall have the right to reconsider its decision and undertake to pursue the enforcement of such rights; it being agreed and understood that for as long as Licensor enforces in the Excluded Country the rights under the Licensed Patents, Licensee's rights under the License shall in the Excluded Country be non-exclusive.

5.    Patent Litigation

      5.1. Should any of the following events occur: (i) Licensee determines that a third party is infringing any of the Licensed Patents or misappropriating any of the Licensed Know-How, or (ii) Licensee or a Sublicensee is sued on the grounds that its use of the Licensed Patents and/or the Licensed Know-How is infringing upon the rights of a third party, then Licensee or the Sublicensee shall be entitled (but not obligated) to sue for such infringement or defend such action (as the case may be), and, to the extent required by applicable law, Licensor, at Licensee's request and expense, shall consent to be named as a party in such litigation or proceedings (and if not required as aforesaid, Licensor may, to the extent permitted by law, elect to join as a party to such action) and shall cooperate with Licensee in the prosecution or defense of such claim or proceeding; provided that: (a) any expenses and/or costs incurred in connection therewith and with such litigation (including attorneys' fees, costs and other sums awarded to the counter party in such action) shall be borne by Licensee, who shall indemnify Licensor against any such expenses or costs; and (b) in the event that Licensor shall be named as a party in any such litigation, the selection of the legal counsel representing Licensee; and (c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Licensee. Any monetary award in such proceeding, if actually received by Licensee, shall first be applied to cover costs and thereafter be treated as Net Sales.



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

      5.2. Should Licensee decide not to enforce its rights under the Licensed Patents or with respect to the Licensed Know-How against an infringing third party, it shall promptly notify Licensor in writing and Licensor shall then be entitled to enforce such rights at its own expense and for its own benefit. If Licensor shall decide that it is interested in enforcing such rights at its own expense and for its own account, it shall render Licensee 60 (sixty) days notice during which Licensee shall have the right to reconsider its decision and undertake to pursue the enforcement of its rights under the Licensed Patents or with respect to the Licensed Know-How.

      5.3. If Licensee initiates any action pursuant to Section 5.1 above or becomes aware of any action initiated by any third party concerning any alleged infringement, or discovers any allegation by a third party of infringement resulting from the Licensed Patents, then Licensee shall so notify Licensor promptly in writing, giving full particulars thereof. Licensee shall promptly keep Licensor informed and provide copies to Licensor of all documents regarding all such actions or proceedings instituted by or against Licensee as contemplated under any of the provisions of Section 5.1 and this
            Section 5.4.

6.    Sublicenses.

      6.1. Right to Grant Sublicenses. Licensee shall be entitled to grant sublicenses of the Licensed Technology to third parties, provided however that Licensee shall remain responsible toLicensor for the payment of Sublicense Payments due with respect to Licensee's or its Affiliates' Sublicense Proceeds resulting from such sublicenses pursuant to the provisions of Section 8.2 below and the other provisions of this Section 6.

      6.2. Sublicenses to Affiliates. Where Licensee sublicenses Licensed Technology to an Affiliate, Sublicense Payments shall be made on the Affiliate's Net Sales or Sublicense Proceeds.

      6.3. Sublicense Agreements. Sublicenses shall be granted pursuant to written agreements, which shall be in compliance and not inconsistent with the terms and conditions of this Agreement. Sublicenses shall be on bona fide arm's length commercial terms, shall obligate Sublicensees to comply with the applicable provisions of this Agreement, including, without limitation, protection of Confidential Information, sales reporting and compliance with the R&D Law and related regulations to the extent applicable.


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

      6.4. Termination of License. In the event of termination of the License prior to the date contemplated by Section 14.1, any existing agreements that contain a sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, if Sublicensee is not then in breach of such sublicense agreement with Licensee such that Licensee would have the right to terminate such sublicense, Licensor shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement.

      6.5. Sublicenses by Sublicensees. Sublicensees shall be entitled to sublicense rights under a sublicense agreement, provided that such secondary sublicense shall be subject to a written agreement consistent with the terms of this Section 6.

7.    Development, Commercialization and Milestones

      7.1. Development Plan. Licensee shall use commercially reasonable efforts to develop and commercialize Products in accordance with the terms and conditions of the Development and Commercialization Plan attached hereto as Exhibit B (the "Plan").

      7.2. Milestones. Licensee shall meet the performance dates set forth in the Plan, including without limitation, the following milestones (each a "Milestone"):

            7.2.1.      Milestone  I:   Submission/filing,   by  no  later  than
                        eighteen (18) months from the Effective Date, of a prototype of Product with TSA, ISA or an equivalent governmental body in any one of the Major Countries for regulatory approval.

            7.2.2.      Milestone II: the effecting of a First  Commercial  Sale
                        by  no  later  than   forty-two  (42)  months  from  the
                        Effective Date.

            Notwithstanding the aforesaid, it is hereby agreed that in the event of a Strategic Transaction, the Milestones shall no longer apply. For the purposes hereof, "Strategic Transaction" shall mean (i) a commercial transaction between Licensee and a Strategic Partner expected to generate, during the initial four (4) year period from the closing thereof, proceeds to Licensee in an amount equal to or exceeding Five Million (USD$5,000,000) US dollars or (ii) a merger with or acquisition of Licensee or its Affiliate by a Strategic Partner for the purpose of which the valuation of Licensee or its Affiliate are set at no less than Fifty Million (USD$50,000,000) US dollars. For the purposes of this Agreement, "Strategic Partner" shall mean a large-scale manufacturing, marketing or integration company).


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

      7.3. Professional Support. Licensor shall for a period of two (2) years from the Effective Date provide professional assistance by providing the services of Mr. Fredy Ornath as reasonably required by Licensee to assist it in utilizing the License granted hereunder, against a service fee at a rate to be agreed upon .

      7.4. Regulatory Approvals. Licensee shall be responsible for completing the necessary filings to obtain, under Licensee's name and at Licensee's cost, any regulatory approvals by ISA and/or TSA or similar governmental authority in any other country, to sell, market and otherwise distribute the Product in the USA, Israel and any other country, and Licensor shall reasonably assist Licensee in obtaining same. Licensee shall reimburse Licensor for its costs associated with such assistance, provided that such costs have been approved in writing by Licensee prior to their being incurred by Licensor.

8.    Consideration.

      In consideration of the License, Licensee shall pay Licensor the following amounts:

      8.1.  Up Front  Payment.  Licensee and  Licensor  herby  acknowledge  that
            Licensee has paid Licensor a non-refundable fee of One Hundred Thousand U.S. Dollars ($100,000), prior to the Effective Date,.

      8.2. Royalties; Sublicense Payments. Licensee shall pay to Licensor (i) a royalty payment (the "Royalty Payments") of three percent (3%) of Licensee's or its Affiliates' Net Sales and (ii) an amount equal to ten percent (10%) of Licensee's or its Affiliates' Sublicense Proceeds (the "Sublicense Payments"). The Royalty Payments and the Sublicense Payments shall be paid on a quarterly basis within sixty
            (60) days of the end of each Calendar Quarter with respect to the Net Sales and Sublicense Proceeds, as applicable, of such preceding Calendar Quarter. Licensee's commitment to pay Royalty Payments and Sublicense Payments to Licensor shall remain in full force and effect until the earlier of: (i) the lapse of five (5) years from the First Commercial Sale, or (ii) the aggregate amount of Royalty Payments and Sublicense Payments (including any Additional Amounts, as defined in Section 9.4 below) paid by Licensee to Licensor shall be equal to Two Million and Five Hundred Thousand Dollars ($2,500,000) (the "Maximum Payment Obligation").

            Notwithstanding anything contained in the Section 8.2 to the contrary, the parties hereby agree that until repayment in full of the Grant Amount by the Licensor in accordance with Section 9.1, payment of Royalty Payments and Sublicense Payments by Licensee to Licensor shall (rather than being made on a quarterly basis) be paid on the same basis for payment of the Grant Amount required from time to time pursuant to the OCS (`Keren Tmura') rules and regulations (which is currently paid on a semi-annual basis).


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

9.    OCS Grants.

      9.1. The parties acknowledge that Licensor has received the OCS Grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade ("OCS") in connection with the development of the Licensed Technology. Licensor hereby represents and warrants that it has received grants from the OCS up to an aggregate principal amount which does not exceed Five Hundred Thousand U.S dollars ($500,000), and it has not received in connection with the Licensed Technology any other grants from any third party. Subject to the provisions of Sections 9.3 and 9.4 below, Licensor shall continue to be responsible for complying, at its own expense, with the terms and conditions applicable to such OCS Grants and to payment of royalties due to the OCS with respect thereof, up to the aggregate amount of such OCS Grants, adjusted to the Israeli consumer price index and bearing interest as applicable (the "Grant Amount").

      9.2. The parties further acknowledge that Licensor has applied to the OCS for the approval of the License, which approval in principal was obtained prior to the Effective Date, a copy of which approval in principal is attached hereto as Exhibit C. Licensee agrees and undertakes to comply with the provisions of the aforementioned approval, including without limitation, to execute and submit to the OCS the documents specified therein for the purpose of obtaining a final approval of the License, and the parties each agree to comply with the provisions of the final OCS approval which shall be obtained thereupon.

      9.3. In the event of Licensor's failure to pay any part of the Grant Amount due to the OCS, other than failure to pay resulting from such amounts being in dispute between Licensor and the OCS, Licensee shall be entitled to make such payments on Licensor's behalf, provided that Licensee notifies Licensor no less than fourteen (14) days prior to effecting such payment and Licensor does not remedy such default within such period. Any payments made by Licensee to repay the Grant Amount as aforesaid shall be deemed payment on account of the Royalty Payments and Sublicense Payments.

      9.4. In the event that the Royalty Payments and Sublicense Payments shall in the aggregate be lower than the royalties due from Licensor to the OCS in connection with the repayment of the OCS Grants (such difference being referred to herein as the "Additional Payment"), Licensee shall pay the Additional Payment to the OCS on Licensor's behalf together with payment of the Royalty Payments and Sublicense Payments, provided however that the Royalty Payments, Sublicense Payments and Additional Payments shall not, in the aggregate, exceed the Maximum Payment Obligation. For the avoidance of doubt, in the event Licensee is required to make payments to the OCS, on behalf of Licensor, in excess of the Maximum Payment Obligation, Licensor will indemnify Licensee for any excess payments made in connection therewith.

      9.5. Notwithstanding the aforesaid provisions of this Section 9, in the event that pursuant to the final OCS approval mentioned in Section
            9.2 above, Licensee shall be required and shall accordingly undertake towards the OCS to directly repay to the OCS all or part of the Grant Amount, any such payments made by Licensee to OCS shall be deemed payment on account of the Royalty Payments and the Sublicense Payments. For the sake of clarity, in the event that repayments made by Licensee to the OCS on account of the Grant Amount as aforesaid shall in any given Calendar Quarter exceed the aggregate amount of Royalty Payments and Sublicense Payments due to Licensor hereunder with respect to such quarter, no Royalty Payments or Sublicense Payments shall be due to Licensor with respect to such Calendar Quarter; it being agreed and understood that as long as the Grant Amount has not been fully repaid, the provisions of the second paragraph of Section 8.2 above shall apply and the aforesaid calculations shall be effected on the same basis as required at such time for repayment of the Grant Amount pursuant to the OCS (`Keren Tmura') rules and regulations, rather than on a quarterly basis.

      9.6. Licensee shall comply with the R&D Law and the OCS regulations to the extent applicable to the Licensed Technology in such manner as to ensure Licensor's compliance with the terms and conditions of the OCS Grants. Sublicenses of Licensed Technology shall be subject to the receipt of any consents or approvals required pursuant to the R&D Law and/or the OCS Grants, to the extent required.

      9.7. Licensee shall be responsible for payment of any additional royalties due to the OCS and/or payments due pursuant to the R&D Law in addition to the Grant Amount, each relating to the OCS Grants, to the extent resulting from Licensee's grant of rights to any third party with respect to the Licensed Technology, including without limitation grant by Licensee of any right to manufacture Products outside of Israel, or any other grant of right that shall result in an increase of the Grant Amount by the OCS. Licensor undertakes to use its best efforts at its own expense to secure any such required consents or approvals and Licensee shall assist and cooperate with Licensor with respect to same.

10.   Reports; Payments; Records.

      10.1. Reports. Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Licensee or an Affiliate of Licensee first receives Net Sales or Sublicense Proceeds, Licensee shall deliver to Licensor a report certified as being correct by the chief financial officer of Licensee containing the following information:

            10.1.1. with respect to Net Sales (which information shall, for the sake of clarity, not include any transfer of units of Products between Licensee and any of its Affiliates):

                           (a) the number of units of Products sold by Licensee and its Affiliates in each country for the applicable Calendar Quarter;

                           (b) the gross amount invoiced for the Product sold by Licensee and its Affiliates during the applicable Calendar Quarter;

                           (c)      a   calculation   of  Net   Sales   for  the
                                    applicable Calendar Quarter, including a listing of applicable deductions; and

                           (d) the total amount of Royalties Payments payable to Licensor in currency received on Net Sales for the applicable Calendar Quarter.

            10.1.2. with respect to Sublicense Proceeds, calculation of any Sublicense Proceeds for the applicable Calendar Quarter and the total amount of Sublicense Payments payable to Licensor for the applicable Calendar Quarter.

                        If no  amounts  are due to  Licensor  for  any  Calendar
                        Quarter, the report shall so state. Together with the reports set forth above, Licensee shall forward to Licensor any reports received during such Calendar
                        Quarter from its Sublicensees in respect of such entities' sales of Products. The provisions of the second paragraph of Section 8.2 above shall apply, mutatis mutandis, so long as the Grant Amount has not been fully repaid to the OCS and the aforesaid reports shall be effected on the same basis as required at such time for reporting is required in relation to the Grant Amount pursuant to the OCS (`Keren Tmura') rules and regulations.

      10.2. Payment. Concurrently with the delivery of each report delivered pursuant to Section 10.1, Licensee shall remit to Licensor all Royalty Payments and Sublicense Payments due to Licensor for the applicable Calendar Quarter. All payments due under this Agreement shall be payable in the currency in which they were received. All payments due under this Agreement shall be effected against Licensor's invoice and shall be accompanied by VAT at the rate prescribed by law, if applicable.

      10.3. Records and Audit. Licensee shall maintain complete and accurate records of Net Sales and any amounts payable to Licensor in relation to the same for at least three (3) years after the conclusion of the respective Calendar Quarter. During such three (3) year period, Licensor shall have the right, at Licensor's expense, to cause an independent, nationally-recognized, certified public accountant reasonably acceptable to Licensee, who is bound by a suitable confidentiality arrangement with Licensee, to inspect Licensee' and the relevant Affiliates' records relating to Products during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such audit shall also include reports submitted to Licensee by Licensee' Sublicensees in respect of their sales of Products. The parties shall reconcile any underpayment or overpayment within sixty (60) days after the accountant delivers the results of the audit. Licensor may exercise its rights under this Section 10.3 only once every year and only with at least sixty (60) days prior notice to Licensee.

      10.4. Withholding and Similar Taxes. All payments by Licensee to Licensor under this Section 10 shall be paid in full, without deductions for any sales, use, excise, value added, or other similar taxes or any other governmental fees or charges, provided that in the event that Licensee is required to withhold any taxes on any amount payable to Licensor under this Agreement under applicable law, Licensee shall deduct such amounts and furnish Licensor with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit Licensor to demonstrate the payment of such withholding taxes, in order to establish Licensor's right to a credit for such withholding taxes against Licensor's income tax liability. Licensee shall provide Licensor with all assistance reasonably requested by Licensor in connection with any application to any competent tax authorities to qualify for the benefit of a reduced rate of withholding taxation under applicable law or tax treaty. The parties shall generally cooperate to minimize payments due under law, subject to and to the extent possible under applicable law.

11.   Confidential Information; Disclosure; Publicity

      11.1. It may, from time to time, be necessary for the Parties , in connection with performance under this Agreement, to disclose Confidential Information to each other. The Party receiving such
            Confidential Information (the "Receiving Party") shall keep in strictest confidence the Confidential Information of the other Party (the "Disclosing Party") and shall not, directly or indirectly, disclose, communicate, publish, describe, or divulge the Confidential Information to any third party or use it directly or indirectly for its own benefit or the benefit of others except as expressly authorized by prior written consent of the Disclosing Party or as required for the performance of its undertakings hereunder.

      11.2. Notwithstanding Section 11.1, the Receiving Party may disclose the Confidential Information to any of its employees and consultants (the "Authorized Employees"), on a "need to know" basis, and to the extent necessary for the performance of its undertakings hereunder, subject to the conditions set forth below:-

            11.2.1. Each Authorized Employee will be informed that the Confidential Information disclosed thereto is confidential and will agree not to disclose such information, or any part thereof, to others;

            11.2.2. Each Authorized Employee will agree not to use any of the Confidential Information except for the purpose of performance of the Receiving Party's undertakings hereunder.

      11.3. The Receiving Party's obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

            11.3.1. Is or later becomes part of the public domain through no fault of the Receiving Party; or

            11.3.2. Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party; or

            11.3.3.     Is  required  by  law  or  regulation  to  be  disclosed
                        (including,   without  limitation,  in  connection  with
                        regulatory filings); or

            11.3.4.     Is independently developed by the Receiving Party.

      11.4. Each party may disclose the terms of this Agreement to the extent required to comply with applicable laws,. Licensor shall be entitled to make publications in scientific journals which may refer to the Licensed Technology, provided that a draft of such publication is made available to Licensee at least sixty (60) days prior to its intended publication date for its approval which will not be unreasonably withheld, and provided further that if Licensee requests modifications to the publication, Licensor shall prior to publication edit such publication to prevent disclosure of trade secret or proprietary business information or other information the disclosure of which could be detrimental to Licensee or its
            Sublicensees. In publications in scientific journals made by Licensee, Licensee shall award Licensor scientific credit to Licensor, as customary. Except as expressly permitted under this subsection 11.4, Licensor agrees not to make any disclosures in respect of Licensed Technology without Licensee's prior written consent in each instance. Except as expressly permitted under this subsection 11.4 or as required under applicable law, no party will make, directly or indirectly, any announcement, publication, presentation or similar disclosure, regarding this Agreement without the prior approval of the other party, except that either party may re-publicize information contained in a previously approved disclosure. In addition, Licensee may make disclosures regarding its development and commercialization efforts. Except as may be required pursuant to applicable law, neither party shall use the name of the other party or any of its directors, officers, shareholders, employees, Sublicensees or agents in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of the other party, except that either party may re-publicize information contained in a previously approved disclosure.

12.   Warranties; Limitation of Liability.

      12.1. Representations   and  Warranties  by  Licensor.   Licensor   hereby
            represents and warrants that:

            12.1.1. It is the sole owner of the Licensed Patents;

            12.1.2. It possesses all the right, title and interest in the Licensed Patents and the Licensed Know-How currently in existence and has not granted any rights in respect thereof;

            12.1.3. It has not received written notice of any claims, liens, attachments, judgments or litigation relating to any of the Licensed Patents or the Licensed Know-How, has no knowledge of any claims, liens, attachments, judgments or litigation relating to any of the Licensed Patents or the Licensed Know-How, and it hereby undertakes to notify Licensee in writing, immediately upon receipt of any such notice or obtaining such knowledge;

            12.1.4. It has not prior to the Effective Date of this Agreement granted and will not during the term of this Agreement grant to any person or entity, other than Licensee, any right, license or privilege with respect to the Licensed Technology;

            12.1.5. It has the legal power to enter into this Agreement, and all requisite corporate action has been taken to authorize this Agreement, and neither the execution nor the performance of this Agreement will result in any violation of any statute, regulation or judicial decree, or breach of any contractual commitment by which it is bound;

            12.1.6. Neither the execution nor the delivery of this Agreement nor the performance by Licensor of its obligations hereunder will result in a violation of any provision of law, rule or regulation, or result in a breach of the terms or conditions of, or conflict with or constitute a default under, any agreement, instrument, undertaking, governmental license, order, writ, decree, injunction, judgment or regulatory or other restriction or obligation to which it is party;

            12.1.7. it has received grants from the OCS up to an aggregate principal amount which does not exceed Five Hundred Thousand U.S dollars ($500,000) and it has not received in connection with the Licensed Technology any other grants from any third party.


      12.2. Representations and Warranties by Licensee. Licensee hereby represents and warrants that (i) it will use best efforts to comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Products, (ii) it is free to enter into this Agreement in its own right and that there are no rights exercisable by or obligations owed to any third party which may prevent or restrict it from entering into this Agreement; and (iii) it has the legal power to enter into this Agreement, and all requisite corporate action has been taken to authorize this Agreement, and neither the execution nor the performance of this Agreement will result in any violation of any statute, regulation or judicial decree, or breach of any contractual commitment by which it is bound.

      12.3. Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise, neither Licensor nor Licensee will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for any indirect, incidental, special, consequential or punitive damages or lost profits. Except for liability in connection with the indemnities set forth in Section 13 or claims for breach of the other party's confidentiality or proprietary rights, each party's aggregate liability hereunder shall not exceed an amount equal to the amounts paid by Licensee to Licensor hereunder.

13.   Indemnification.

      13.1. Indemnity by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its respective directors, officers, employees, consultants and agents and their respective successors, heirs and assigns (the "Licensee Indemnitees") from and against any claim, liability, damage, loss, or expense (including, without limitation, reasonable attorney's fees) (collectively, "Damage") incurred by or imposed upon any of the Licensee Indemnitees to the extent arising from or relating to (i) a breach of any representation or warranty made by Licensor hereunder; (ii) a breach of any obligation of Licensor hereunder, (iii) any infringement of third party intellectual property rights by all or part of the Licensed
            Technology, or (iv) the gross negligence or willful misconduct of Licensor in performing this Agreement. Licensor's obligation to indemnify Licensee Indemnities under Subsection (iii) as aforesaid shall be conditional upon the Damages being adjudicated pursuant to a final court judgment and shall not exceed an amount equal to the Maximum Payment Obligation.

      13.2. Indemnity by Licensee. Except for claims for which Licensor indemnifies Licensee pursuant to Section 13.1 above, Licensee shall indemnify, defend, and hold harmless Licensor and its respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Licensor Indemnitees"), from and against any Damage incurred by or imposed upon any of the Licensor Indemnitees to the extent arising from or relating to (i) the use, offer for sale, or supply by Licensee or its Affiliates or Sublicensees of Products; (ii) a breach of any representation or warranty made by Licensee hereunder; (iii) any failure of Licensee to manufacture, market or sell Products in conformance with applicable laws and regulations; or (iv) the gross negligence or willful misconduct of Licensee. Notwithstanding anything to the contrary set forth herein, Licensee shall have no obligation or liability to Licensor to the extent relating to any third party claim (including, without limitation, costs or damages relating thereto) asserting that all or part of the Licensed Technology as such or use thereof infringes third party intellectual property rights, provided however that notwithstanding the provisions of
            Section 13.3 below in the event that Licensor requests Licensee to control the defense in such third party claim and Licensee consents to same, such claim shall be controlled by legal counsel selected and appointed by Licensee in the name of both Licensee and Licensor; and provided further that Licensee may retract its consent if in its reasonable discretion it believes such joint legal representation results in a conflict of interests.

      13.3. Conditions for Indemnification. The parties' undertakings under this
            Section 13 shall be subject to: (a) receipt of prompt written notice of any claim by an indemnitee provided, however, that failure to give such notice promptly shall only relieve the indemnifying party of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the indemnifying party to respond to or to defend the indemnitee against such claim, (b) the cooperation of the indemnifying party and the indemnitee(s) regarding the response to and the defense of any such claim, and,
            (c) subject to Section 5, the indemnifying party's right to control the defense in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement shall be made without the written consent of the indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

      13.4. Insurance. Licensee shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Licensor Indemnitees hereunder consistent with industry standards, including without limitation product liability to the extent consistent with industry standards. Licensee shall provide Licensor, upon request, with written evidence of such insurance.

14.   Term and Termination.

      14.1. Term. Unless earlier ended or terminated prior thereto pursuant to the provisions hereof, the term of this Agreement (the "Term") shall commence on the Effective Date and continue in full force and effect until the expiration of Royalty Payment and Sublicense Payment obligations pursuant to Section 7. At the end of the period for which any Royalty Payments Sublicense Payments are due pursuant to this Agreement, Licensee shall have a fully paid, exclusive, royalty-free license, with the right to sublicense any Patents and Know-How necessary to make, have made, use and sell Products.

      14.2. Termination.

            14.2.1. Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Licensor, provided however that Licensee shall pay Licensor all Royalty Payments and Sublicense Payments due to Licensor pursuant to this Agreement until the actual date of termination.

            14.2.2. Termination for Failure to Achieve Milestones or Other Agreed Targets. Licensor may terminate this Agreement upon sixty (60) days prior written notice to Licensee upon the failure of Licensee to either (i) achieve any the First Milestone set forth in Section 7.2.1, or (ii) enter into a Strategic Transaction (as such term is defined in Section 7.2.2 above) or achieve the Second Milestone set forth in Section 7.2.2 above within forty-two (42) months from the Effective Date, and such failure is not remedied within such sixty (60) days notice period.

            14.2.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach (where the breach is capable of cure) within sixty (60) days after receiving written notice thereof, the non-breaching party may terminate this Agreement immediately upon written notice.

            14.2.4. Bankruptcy; Receivership. Either Licensee or Licensor may terminate this Agreement upon notice to the other if the other party is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business, provided that with respect to all involuntary proceedings or appointments or actions filed against a party, such proceeding is not dismissed within ninety (90) days.

      14.3. Effect of Termination. In the event of termination of this Agreement by Licensor pursuant to Section 14.2.1, 14.2.2, 14.2.3 or 14.2.4, Licensee shall return and/or transfer to Licensor any and all rights and materials relating to the Licensed Technology, free and clear of any encumbrance or third party right, and shall be prohibited from making any further use thereof, except that any existing agreements that contain a sublicense of the Licensed Technology shall terminate to the extent of such sublicense, provided however, that for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Licensor shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Licensor which are not included in this Agreement. The termination of this Agreement for any reason shall not relieve a party of any obligations, which shall have accrued prior to such termination.

15.   Miscellaneous.

      15.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same.

      15.2. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the addresses set forth in the preamble to this Agreement, unless the parties are subsequently notified of any change of address in accordance with this Section.

            Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, three (3) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

      15.3. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought in the competent court in Tel Aviv, Israel.

      15.4. Binding  Effect.  This Agreement  shall be binding upon and inure to
            the   benefit   of  the   parties   and   their   respective   legal
            representatives, successors and permitted assigns.

      15.5. Headings.   Section  and   subsection   headings  are  inserted  for
            convenience of reference only and do not form a part of this Agreement.

      15.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      15.7. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by both parties or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      15.8. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either party's authorization to act as agents for each other or as partners with each other or any third party.

      15.9. Assignment. Neither party may assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Party, unless consent shall be required with respect to an assignment of this Agreement by Licensee or Affiliate to an acquirer of all or substantially all of Licensee's or Affiliate's assets to a successor corporation resulting from any merger or consolidation, provided, however, that Licensee shall give the Licensor prompt written notice of any such assignment and of the identity and address of such successor.

      15.10. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, riot, or delays in receiving approvals required pursuant to OCS Grants for the transfer, sublicense or assignment of technology to a third party where an agreement has been reached with such third party, provided that (i) the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed; and (ii) with respect to a Regulatory Force Majeure Event, the maximum excused delay pursuant to this subparagraph shall be one (1) year.

      15.11. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.


      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

TraceGuard Technologies Ltd.                       Tracetrack Technology Ltd.



By:/s/ Meir Zucker                                 By: Dr. Fredy Ornath
   ------------------------                            -------------------------



Name: Meir Zucker                                  Name: Dr. Fredy Ornath
      ------------------------                           ----------------------



Title: President & CEO                             Title:General Manager
       ------------------------                          -----------------------

                                    Exhibit A
                                    ---------

                                Licensed Patents

1.    PCT/IL03/00041

2.    PCT/IL2004/000011

                                   Exhibit B
                                   ---------

                                Development Plan


                           Development Plans for 2006


      o Development of test benches of various subsystems o Development of flow and capture simulations

      o     Development of test methods with trace amounts of substances.

      o     Integration of the subsystems into functional systems

      o     Experiments to define the system's 'envelope of capabilities'

      o     Optimizing collection performance for multiple scenarios.

                                    Exhibit C
                                    ---------

                            OCS Approval in Principal